Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 17 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 8, 2012, relating to the statuary financial statements of The Guardian Insurance & Annuity Company, Inc. and of our report dated March 19, 2012, relating to the financial statements of The Guardian Separate Account R, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, New York

April 20, 2012

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us